Exhibit 99.1

For Immediate Release

Investor Contact:

Lee Ann Gliha

(310) 867-7000

Live Nation, Inc. Announces Proposed Offering of

$200 Million Convertible Senior Notes

LOS ANGELES, CA—July 10, 2007—Live Nation, Inc. (NYSE: LYV), today announced that it intends to offer, subject to market conditions and other factors, $200 million aggregate principal amount of convertible senior notes due 2027. As part of the offering, the company intends to grant the initial purchasers a 13-day option to purchase up to an additional $20 million aggregate principal amount of the notes to cover over-allotments, if any. The notes will be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

The offering price, interest rate, conversion rate and circumstances in which a holder may convert its notes and other terms will be determined by negotiations between the company and the initial purchasers. The notes will be unsecured. Upon conversion, the notes may be settled in shares of Live Nation common stock or, at our election, cash or a combination of cash and shares of Live Nation common stock.

Live Nation intends to use the net proceeds from the offering to repay debt under its credit facility and for general business purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of Live Nation common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements regarding Live Nation’s intention to issue the notes and its intended use of the resulting proceeds. There is no assurance that Live Nation will successfully complete the proposed offering or use the proceeds as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Live Nation undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.